PRESS RELEASE CONTACT: MICHAEL SENKEN
PHONE: (770) 651-9100

MIMEDX ANNOUNCES ITS EXPECTATIONS FOR THIRD QUARTER REVENUE TO EXCEED $80 MILLION AND
SURPASS ITS PREVIOUS REVENUE GUIDANCE

Marietta, Georgia, September 5, 2017, (PR Newswire) -- MiMedx Group, Inc. (NASDAQ: MDXG), the leading biopharmaceutical company developing and marketing regenerative and therapeutic biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare, announced today its expectation for third quarter of 2017 revenue to exceed the $80 million high end of its third quarter revenue guidance range.
Parker H. Petit, Chairman and CEO, commented, “Revenue for the first two months of the third quarter has been very strong, and we expect an equally strong revenue performance in September and beyond. We previously guided to a third quarter revenue range of $79 million to $80 million, and based on the strength of our July and August revenue performance, we are now in a position to announce that we expect to exceed $80 million in revenue for the third quarter of 2017. We realize that much of the medical community in the areas impacted by Hurricane Harvey’s devastation will take some time before they are back to their pre-Harvey levels of wound care and surgical procedures. However, we expect the impact of these temporary lesser levels of procedures in the areas devastated by Harvey will be offset by stronger than anticipated performance in other parts of the country.”
Bill Taylor, President and COO, said, “In early 2016, we implemented a number of initiatives to gain more efficiency and effectiveness in our sales organization. We could not be more pleased with the positive impact that those changes have made to our sales performance. We have spent considerable effort in perfecting our territory analysis methodology and management processes. Aided by the sales management system we implemented at the beginning of 2016, our territory management analytics have identified numerous additional market opportunities. Our sales leadership team has been extremely effective in developing strategies and tactics to capitalize on these market opportunities. Early this year, we streamlined our sales organization to have both of our sales verticals, Wound Care and Surgical, Sports Medicine and Orthopedics (SSO), aligned under each of our Area Vice Presidents. This alignment and coordinated focus has been a major contributor to our territory management successes.”
Taylor continued, “We have 49 MiMedx employees who live in the state of Texas, and 13 of them live in the areas of Southeast Texas impacted by Harvey. Most all of them are members of our sales organization, and a few have suffered substantial losses. We have heard many of the news reports relaying examples of the incredible resiliency being exhibited by the people of Texas. I am proud to say that we are witnessing this same resiliency coming forth from our Texas employees.

Their character and tenacity add to our belief that despite the devastation that Hurricane Harvey has caused in Southeast Texas, we will exceed our previous third quarter revenue expectations.”
“We also remain confident in our ability to meet or exceed the revenue projections we have previously set for 2017 which are in the range of $309 million to $311 million. Any changes in our annual expectations will be discussed with our third quarter press release,” concluded Petit.
About MiMedx
MiMedx® is a biopharmaceutical company developing and marketing regenerative biologics utilizing human placental tissue allografts with patent-protected processes for multiple sectors of healthcare. “Innovations in Regenerative Medicine" is the framework behind our mission to give physicians products and tissues to help the body heal itself. We process the human placental tissue utilizing our proprietary PURION® Process among other processes, to produce safe and effective allografts. MiMedx proprietary processing methodology employs aseptic processing techniques in addition to terminal sterilization. MiMedx is the leading supplier of placental tissue, having supplied over 1,000,000 allografts to date for application in the Wound Care, Burn, Surgical, Orthopedic, Spine, Sports Medicine, Ophthalmic and Dental sectors of healthcare. For additional information, please visit www.mimedx.com.
Important Cautionary Statement
This press release includes forward-looking statements, including statements regarding its revenue expectations for the 2017 third quarter and full year; and expectations for sales performance in the areas impacted by Hurricane Harvey during the remainder of 2017.These statements also may be identified by words such as “believe,” “except,” “may,” “plan,” “potential,” “will” and similar expressions, and are based on our current beliefs and expectations. Forward-looking statements are subject to significant risks and uncertainties, and we caution investors against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Among the risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements include the risk that the Company’s revenue for the 2017 third quarter and full year may not materialize as expected; that the Company’s sales performance in the areas impacted by Hurricane Harvey may be more negatively impacted during the remainder of 2017 than anticipated; that the overall recovery efforts in southeast Texas and southwest Louisiana may not be as resilient as anticipated and that the new sales team alignments may not have been the major contributor to territory management success or may not continue to contribute to that success. For more detailed information on the risks and uncertainties, please review the Risk Factors section of our most recent annual report or quarterly report filed with the Securities and Exchange Commission. Any forward-looking statements speak only as of the date of this press release and we assume no obligation to update any forward-looking statement.
Investor Contact:
COCKRELL GROUP
Rich Cockrell
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com